EXHIBIT 2.1.3.1

       MERGER AGREEMENT UNDERLYING ARTICLES OF MERGER FOR REDOMICILE

                          AGREEMENT AND PLAN OF MERGER
                                BY AND BETWEEN
                       TRAFFIC TECHNOLOGY, INC. (NEVADA)
                                     AND
                       TRAFFIC TECHNOLOGY, INC. (ARIZONA)

     This Agreement and Plan of Merger ("Agreement") between Traffic Technology, Inc., a Nevada corporation ("TNevada" or "Surviving Corporation") and Traffic Technology, Inc., an Arizona corporation ("TArizona"), the two corporations acting by their respective boards of directors and sometimes collectively referred to as the "Constituent Corporations," is entered into this 20th day of March 2003 in Irvine, California, and will have an effective date as set forth in Article I, Section 2 hereafter.

     WHEREAS, TNevada is a corporation organized and existing under the laws of the State of Nevada, with its principal business office located at 18300 Von Karman, Suite 710, Irvine, CA 92612;

     WHEREAS, the authorized capital stock of TNevada consists of Two Hundred Million (200,000,000) shares of common stock, par value of One Tenth of One Cent ($0.001) per share, none of which have been issued;

     WHEREAS, Nevada Revised Statutes confers upon TNevada the power to merge with a foreign corporation and the right to issue its own shares in exchange for shares of any corporation to be merged into TNevada;

     WHEREAS, TArizona is a corporation organized and existing under the laws of the State of Arizona;

     WHEREAS, the authorized capital stock of TArizona consists of Two Hundred Million (200,000,000) shares of common stock, no par value per share, of which as of March 20, 2003, there were Ninety Seven Million Five Hundred Twenty-Seven Thousand Seven Hundred and Fifty (97,527,750) shares are presently issued and outstanding. The Arizona Statutes provide that a foreign corporation and a domestic corporation may be merged and the foreign corporation can be the surviving entity.

     WHEREAS, the respective boards of directors of TNevada and TArizona deem it desirable and in the best interests of the corporations and their stockholders that the corporations enter into this Agreement and merge pursuant to the terms and conditions contained herein and for the sole purpose of redomiciling TArizona into the State of Nevada; and

     WHEREAS, in order to consummate this merger and in consideration of the mutual benefits to be derived and the mutual agreements contained herein, TNevada and TArizona approve and adopt this Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants herein contained, it is agreed by and between the parties that, in accordance with the provisions of the laws of the State of Nevada, TNevada and TArizona shall be, and they are, as of the Effective Date (as defined in Article I, Section 2 hereafter) merged into a single surviving corporation, which shall be and is TNevada, one of the Constituent Corporations, which shall continue its corporate existence and remain a Nevada corporation governed by the laws of that state, all on the terms and conditions set forth below.

                                  ARTICLE I
                                    MERGER

1.  Shareholder Approval.

     This Agreement has been submitted, approved and thereby adopted by the shareholders of each of the Constituent Corporations, where necessary, pursuant to and in accordance with the applicable provisions of the laws of the State of Nevada and the State of Arizona.

2.  Filings After Shareholder Approval.

     Pursuant and in conformance with the Arizona Statutes, TArizona will cease to exist and TNevada will possess all of the powers and property formerly possessed by TArizona upon the filing with each of the Constituent Corporations respective states. As such, TNevada shall file with the Nevada Secretary of State a duly executed Articles of Merger, as required by Nevada Revised Statutes 92A.200, and take such other and future actions as may be required by Nevada law to make the merger effective. The merger of TArizona into TNevada shall become effective upon the filing of the Articles of Merger with the Nevada Secretary of State ("Effective Date").

3.  Effect of Merger.

     TNevada shall succeed to, without other transfer, and shall possess and enjoy all rights, privileges, powers and franchises as well of a public and of a private nature, and be subject to all restrictions, disabilities and duties of each of two Constituent Corporations, and all and singular, the rights, privileges, powers and franchises of each of the corporations, and all property, real, personal and mixed, and all debts to either of Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be as effectually property of the Surviving Corporation as they were of Constituent Corporations, provided, that all rights of creditors and all liens on any property of each of Constituent Corporations shall be preserved unimpaired, limited to property affected by the liens at time of merger, and all debts, liabilities and duties of Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if debts, liabilities and duties had been incurred or contracted by it. If at any time the Surviving Corporation shall deem or be advised that any further assignments or assurances in law or things are necessary or desirable to vest, or to perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property acquired or to be acquired by reason of or as a result of merger provided for by this Agreement, proper officers and directors of each of Constituent Corporations shall execute and deliver all proper deeds, assignments and assurances in law and do all things necessary or proper to vest, perfect or confirm title to property in the Surviving Corporation and otherwise to carry out the purpose of this Agreement.

                                  ARTICLE II
                   NAME AND CONTINUED CORPORATE EXISTENCE
                          OF SURVIVING CORPORATION

     The corporate name of TNevada, the Constituent Corporation whose corporate existence is to survive this merger and continue thereafter as the Surviving Corporation, and its identity, existence, purposes, powers, objects, franchises, rights and immunities shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights and immunities of TArizona shall be wholly merged into TNevada. Accordingly, on the Effective Date the separate existence of TArizona, except insofar as continued by statute, shall cease.

                                 ARTICLE III
                                GOVERNING LAW
                        CERTIFICATE OF INCORPORATION

     As stated, the laws of State of Nevada shall govern the Surviving Corporation. From and after the Effective Date, the certificate of incorporation of TNevada shall be and become the certificate of incorporation of the Surviving Corporation. In addition to the powers conferred upon it by law, the Surviving Corporation shall have the powers set forth in its Articles of Incorporation and be governed by those provisions.

                                  ARTICLE IV
                      BYLAWS OF SURVIVING CORPORATION

     From and after the Effective Date, the present bylaws of TNevada shall be and become the bylaws of the Surviving Corporation until they shall be altered, amended or repealed, or until new bylaws shall be adopted, in accordance with the provisions of law, the bylaws and the certificate of incorporation of the Surviving Corporation.

                                  ARTICLE V
                          DIRECTORS AND OFFICERS

1.  Directors.

     The number of directors of the Surviving Corporation, who shall hold office until their successors have been duly elected and shall have qualified, or as otherwise provided in the certificate of incorporation of TNevada or its bylaws, shall be five (5) until changed by action of the Board of Directors of the Surviving Corporation pursuant to its bylaws; and the respective names of the first directors of the Surviving Corporation are as follows:

                Edward H. Deese
                James DeOlden
                John Gordon
                Marco Messina
                Richard Bourke

If, on or after the Effective Date, a vacancy shall for any reason exist in the Board of Directors of the Surviving Corporation, or in any of the offices, the vacancy shall be filled in the manner provided in the certificate of incorporation of TNevada or in its bylaws.

2.  Annual Meeting.

     The first annual meeting of the shareholders of the Surviving Corporation after the Effective Date shall be the annual meeting provided by the bylaws of TNevada for the year 2003.

3.  Officers.

     The first officers of the Surviving Corporation, who shall hold office until their successors have been elected or appointed and shall have qualified, or as otherwise provided in its bylaws, are as follows:

         President:           Edward H. Deese
         Vice President:      John Gordon
         Treasurer            Edward H. Deese
         Secretary:           James DeOlden

                                 ARTICLE VI
                   CAPITAL STOCK OF SURVIVING CORPORATION

     The capitalization of the Surviving Corporation upon the Effective Date shall be as set forth in the certificate of incorporation of TNevada.

                                ARTICLE VII
                       CONVERSION OF SHARES ON MERGER

     Each of the shares of common stock of TArizona, outstanding on the Effective Date ("TArizona Stock"), and all rights shall upon the Effective Date be converted into one share of common stock, par value One Tenth of One Cent ($0.001) per share of TNevada ("TNevada Stock"). At any time and from time to time after the Effective Date, each holder of an outstanding certificate or certificates representing shares of TArizona Stock shall be entitled, upon the surrender of the certificate or certificates at the office of an transfer agent of TNevada to be designated by the Board of Directors of TNevada to receive in exchange a certificate or certificates representing the number of shares of TNevada Stock into which the shares of TArizona Stock represented by the certificate or certificates surrendered shall have been converted. No dividend shall be paid by TNevada to the holders of outstanding certificates expressed to represent shares of TArizona Stock, but, upon surrender and exchange as provided, there shall be paid to the record holder of the certificate or certificates for TNevada Stock issued in exchange therefor an amount with respect to each such share of TNevada Stock equal to all dividends which shall have been paid or become payable to holders of record of TNevada Stock between the Effective Date and the date of exchange.

                                ARTICLE VIII
                           ASSETS AND LIABILITIES

     On the Effective Date, all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other choses in action, and all and every other interest of or belonging to either of Constituent Corporations shall be taken by and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all property and every other interest shall be as effectually the property of the Surviving Corporation as it was of the respective Constituent Corporations, and the title to any real estate or any interest, whether vested by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the merger; provided, however, that all rights of creditors and all liens upon the property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if the debts, liabilities, obligations and duties had been incurred or contracted by it. Any action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be submitted in place of either of the Constituent Corporations. The parties respectively agree that from time to time, when requested by the Surviving Corporation or by its successors or assigns, they will execute and deliver or cause to be executed and delivered all deeds and instruments, and will take or cause to be taken all further or other action, as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation or its successors or assigns title to and possession of all the property and rights and otherwise carry out the intent and purposes of this Agreement.

                                ARTICLE IX
             CONDUCT OF BUSINESS BY CONSTITUENT CORPORATIONS

     Prior to the Effective Date, TArizona shall conduct its business in its usual and ordinary manner, and shall not enter into any transaction other than in the usual and ordinary course of such business except as provided. Without limiting the generality of the above, TArizona shall not, except as otherwise consented to by TNevada or as otherwise provided in this Agreement:

1. Issue or sell any shares of its capital stock in addition to those outstanding on this date, except shares issued pursuant to rights or options outstanding at that date;

2. Issue rights to subscribe to or options to purchase any shares of its stock in addition to those outstanding on this date;

3.  Amend its certificate of incorporation or its bylaws;

4.  Issue or contract to issue funded debt;

5. Declare or pay any dividend or make any other distribution upon or with respect to its capital stock.

6. Repurchase any of its outstanding stock or by any other means transfer any of its funds to its shareholders either selectively or rateably, in return for value or otherwise, except as salary or other compensation in the ordinary or normal course of business;

7. Undertake or incur any obligations or liabilities except current obligations or liabilities in the ordinary course of business and except for liabilities for fees and expenses in connection with the negotiation and consummation of the merger in amounts to be determined after the Effective Date;

8. Mortgage, pledge, subject to lien or otherwise encumber any realty or any tangible or intangible personal property;

9. Sell, assign or otherwise transfer any tangible assets of whatever kind, or cancel any claims, except in the ordinary course of business;

10. Sell, assign, or otherwise transfer any trademark, trade name, patent or other intangible asset;

11. Default in performance of any material provision of any material contract or other obligation;

12.  Waive any right of any substantial value; or

13. Purchase or otherwise acquire any equity or debt security of another corporation except to realize on an otherwise worthless debt.

                                   ARTICLE X
                 WARRANTIES OF THE CONSTITUENT CORPORATIONS

1.  Representations and Warranties of TArizona.

     TArizona covenants, represents and warrants to TNevada that:

a. It is on the date of this Agreement, and will be on the Effective Date, (a) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Arizona, (b) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it, and (c) it is fully qualified to do business in the State of Arizona;

b. All federal, state and local tax returns required to be filed by it on or before the Effective Date will have been filed, and all taxes shown to be required to be paid on or before the Effective Date will have been paid;

c. It will use its best efforts to collect the accounts receivable owned by it on or prior to the Effective Date and will follow its past practices in connection with the extension of any credit prior to the Effective Date;

d. All fixed assets owned by it and employed in its business are of the type, kind and condition appropriate for its business and will be operated in the ordinary course of business until the Effective Date;

e. All leases now held by it are now and will be on the Effective Date in good standing and not voidable or void by reason of any default whatsoever;

f. It has not been represented by any broker in connection with the transaction contemplated, except as it has advised TNevada in writing; and

g. Its Board of Directors and its shareholders have authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

h. TArizona, in addition to other action which is has covenanted, represented, and warranted to TNevada that it shall take, shall also:

     (1) Use its best efforts to preserve its business organization intact, to keep available to TNevada the present officers and employees of TArizona, and to preserve for TNevada the relationships of TArizona with suppliers and customers and others having business relations with TArizona; and

     (2) Not increase the compensation, wages, or other benefits payable to its officers or employees, other than increases that TNevada has approved in writing.

2.  Representations and Warranties of TNevada.

TNevada covenants, represents and warrants to TArizona that:

a. TNevada is a corporation duly organized and existing and in good standing under the laws of the State of Nevada and has the corporate power to own its properties and to carry on its business as now being conducted; and

b. Its Board of Directors has authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

                                ARTICLE XI
                               MISCELLANEOUS

1.  Access to Books and Records.

     To enable TNevada to coordinate the activities of TArizona into those of TNevada on and after the Effective Date, TArizona shall, before the Effective Date, afford to the officers and authorized representatives of TNevada free and full access to the plants, properties, books and records of TArizona, and the officers of TArizona will furnish TNevada with financial and operating data and other information as to the business and properties of TArizona as TNevada shall from time to time reasonably request. TNevada shall also, before the Effective Date, afford to the officers and authorized representatives of TArizona such access, and TNevada's officers will furnish such data and information to TArizona.

2.  Rights Cumulative; Waivers.

     The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

3.  Benefit; Successors Bound.

     This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

4.  Entire Agreement.

     This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

5.  Assignment.

     Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

6.  Amendment.

     This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

7.  Severability.

     Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

8.  Section Headings.

     The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.  Construction.

     Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

10.  Further Assurances.

     In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

11.  Notices.

     Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail.

12.  Governing Law.

     This Agreement shall be construed and enforced under, in accordance with, and governed by, the laws of the State of Nevada.

13.  Consents.

     The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

14.  Termination of Agreement.

     This Agreement shall terminate on the Effective Date unless all actions required under this Agreement have not been fully performed.

15.  Survival of Provisions.

     The representations and warranties contained in Article X of this Agreement and any liability of one Constituent Corporation to the other for any default under the provisions of Articles IX or X of this Agreement, shall expire with, and be terminated and extinguished by, the merger under this Agreement on the Effective Date.

16.  Execution in Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

Traffic Technology ,Inc. (Nevada):       Traffic Technology, Inc. (Arizona):



By:________________________________      By:________________________________
Edward H. Deese, President               Edward H. Deese, President



By:________________________________      By:________________________________
James DeOlden, Secretary                 James DeOlden, Secretary